Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Capstead Mortgage Corporation Amended and Restated 2004 Flexible Long-Term Incentive Plan of our reports dated February 28, 2014, with respect to the consolidated financial statements of Capstead Mortgage Corporation and the effectiveness of internal control over financial reporting of Capstead Mortgage Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST AND YOUNG, LLP

July 8, 2014

Dallas, Texas